Filed Pursuant to Rule 424(b)(3)

Registration Number 333-258350

PROSPECTUS SUPPLEMENT NO. 13

(to Prospectus dated April 20, 2022)

Alight, Inc.

This prospectus supplement amends and supplements the prospectus dated April 20, 2022, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-258350). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the U.S. Securities and Exchange Commission on March 6, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This Prospectus relates to the offer and sale, from time to time, by the selling holders identified in the Prospectus (the “Selling Holders”), or their permitted transferees, of up to 352,056,664 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”).

Our Class A Common Stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “ALIT.” On March 3, 2023, the last sale price of our Class A Common Stock as reported on the NYSE was $9.99 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our Class A Common Stock involves risks. See “Risk Factors” starting on page 8 of the Prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 01, 2023

Alight, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39299	86-1849232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Overlook Point
Lincolnshire, Illinois		60069
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (224) 737-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ALIT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On March 1, 2023, Alight, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”), among the Company, Alight Holding Company, LLC, certain funds affiliated with Blackstone Inc., Jasmine Ventures Pte. Ltd., Platinum Falcon B 2018 RSC Ltd. and certain funds affiliated with New Mountain Capital (collectively, the “Selling Stockholders”) and J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Underwriting Agreement relates to the underwritten secondary public offering of 46,000,000 shares of the Company’s Class A common stock by the Selling Stockholders at a public offering price of $9.00 per share. In connection with the offering, the Selling Stockholders granted the Underwriters a 30-day option to purchase up to 6,900,000 additional shares of the Company’s Class A common stock, which the Underwriters exercised in full. The Company did not sell any shares of Class A common stock in the offering and did not receive any proceeds from the offering. The offering was made pursuant to the Company’s registration statement on Form S-1 (Registration No. 333-258350), as amended, initially filed with the Securities and Exchange Commission on August 2, 2021. The offering, including the shares of Class A common stock sold pursuant to the Underwriters' option, settled and closed on March 6, 2023.

Concurrently with this offering, the Company closed the repurchase from the Selling Stockholders, in privately negotiated transactions, pursuant to a repurchase agreement of an aggregate of 1,148,435 shares of Class A common stock at a price equal to the price per share at which the Underwriters purchased shares of Class A common stock from the selling stockholders in this offering.

The foregoing summary of the Underwriting Agreement is qualified by reference to the Underwriting Agreement, which is filed as exhibit 1.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

1.1

Underwriting Agreement, dated as of March 1, 2023, among Alight, Inc., Alight Holding Company, LLC, certain selling stockholders named therein and J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the underwriters.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alight, Inc.

Date:	March 6, 2023	By:	/s/ John A. Mikowski
John A. Mikowski, Executive Vice President, Deputy General Counsel and Assistant Corporate Secretary